Exhibit 10.24
METHODE ELECTRONICS, INC.
CASH AWARD AGREEMENT
     This agreement (the “Cash Award Agreement”) dated as of «Date_» (the “Effective Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and «Exec_First_» «Exec_Middle_» «Exec_Last_» (the “Grantee”).
     1. General. The purpose of the Cash Award Agreement is to retain and reward selected officers and to provide incentive for remaining with and enhancing the performance of the Company over the long-term.
     2. Definitions.
     (a) “Affiliate” means any entity during any period that, in the opinion of the Committee, the Company has a significant economic interest in the entity.
     (b) “Board” or “Board of Directors” means the board of directors of the Company.
     (c) “Cause” shall mean any willful misconduct by the Grantee which affects the business reputation of the Company or willful failure by the Grantee to perform his or her material responsibilities to the Company (including, without limitation, breach by the Grantee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Grantee and the Company or any Affiliate or Subsidiary). The Grantee shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Grantee’s resignation, that discharge for Cause was warranted.
     (d) “Change of Control” shall be deemed to have occurred on the first to occur of any of the following:
     (i) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act, other than any Subsidiary or any employee benefit plan of the Company or a Subsidiary, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 25% or more of the total voting power of the Company’s then outstanding stock;
     (ii) a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company. In case of a tender offer described in this paragraph (ii), the “Change of Control” will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company’s outstanding stock or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50% or more of the total voting power of the Company’s outstanding stock when the offer terminates; or
     (iii) individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.
     (e) “Committee” means the Compensation Committee of the Board of Directors.
     (f) “Common Stock” means the Common Stock of the Company.
     (g) “Company” means Methode Electronics, Inc., a Delaware corporation, and any successor thereto.
     (h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.
     (i) “Good Reason” shall mean any of the following:
     (i) any significant diminution in the Grantee’s title, authority, or responsibilities from and after a Change of Control;
     (ii) any reduction in the base compensation payable to the Grantee from and after a Change of Control; or
     (iii) the relocation after a Change of Control of the Company’s place of business at which the Grantee is principally located to a location that is greater than 50 miles from the site immediately prior to the Change of Control.
     (j) “SEC” means the Securities and Exchange Commission.
     (k) “Subsidiary” means any entity during any period which the Company owns or controls more than 50% of (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock.
     3. Cash Award.
     (a) As of May 3, 2008 (the “Vesting Date”), Company shall pay to Grantee a cash award (“Cash Award”), which Cash Award shall be based upon a percentage (“Percentage”), which varies according to the performance criteria set forth on Exhibit A, which Percentage shall be determined in the sole and absolute discretion of the Committee as of the date of grant. The Cash Award shall be calculated according to the following formula:
Cash Award = (Percentage) x («Cash_Performance_») x (May 3, 2008 Closing Price

of Common Stock of the Company)
Provided, however, that Grantee remains in the employ of Company, or one of its Subsidiaries and Affiliates between the Effective Date and May 3, 2008.
The Cash Award shall be paid on or before June 30, 2008, less state and federal tax and other legally required withholdings per year, payable in accordance with the Company’s usual payroll procedures.
     (b) Notwithstanding the foregoing, the Cash Award, if any, shall be paid to Grantee in an amount determined according to the calculations set forth below, if the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates is terminated prior to the Vesting Date due to: (i) retirement on or after Grantee’s sixty-fifth birthday; (ii) retirement on or after Grantee’s fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; (iv) death; or (v) a Change of Control. For purposes of this Section 2(c), “Early Termination Date” shall refer to the occurrence of one of the events set forth in (i), (ii), (iii) and (iv), and “Change of Control Date” shall refer to the occurrence of the event set forth in (v). For clarity, Exhibit B attached hereto and incorporated herein sets forth an example in which the Cash Award is paid to Grantee upon the Change of Control Date as described in Section3(b)(v). If Grantee’s employment terminates on the Early Termination Date or there is a Change of Control, then Grantee’s Cash Award, if any, shall be calculated, pursuant to the method set forth in Section 2(a), as of the Early Termination Date or Change of Control Date, as modified by the following: The percentage shall be calculated extrapolating from the performance growth of the Company from the Award Date to the most recent fiscal quarter ending prior to the Early Termination Date or the Change of Control Date; then the product of the formula under Section 3(a) (as modified herein) shall be multiplied by a fraction the numerator of which is the number of months elapsed since May 1, 2005 (rounded up) and the denominator of which is 36 (the “Fraction”). The Cash Award shall therefore be calculated as follows:

Cash Award =	(Extrapolated Percentage) x («Cash_Performance_») x (Closing Price of Common Stock of the Company as of Early Termination Date or Change of Control Date) x (Fraction)
In the event that a Cash Award is paid pursuant to this Section 3(b), for purposes of determining the Cash Award pursuant to Section 3(a), the Closing Price of Common Stock of the Company shall be determined as of the Early Termination Date or the Change of Control Date. The percentage and calculations set forth in this Section 3(b) shall be determined in the sole discretion of the Committee.
     4. Forfeiture if the Grantee Engages in Certain Activities. If at any time the Grantee engages in any activity adverse, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Grantee’s employment for which either criminal or civil penalties against the Grantee may be sought, (ii) while employed by the Company or any Subsidiary or Affiliate, serving as a consultant, advisor or in any other capacity to an entity that is, or proposes to be, in competition with or acting against the interests of the Company, (iii) employing or recruiting any present, former or future employee of the Company, whether individually or on behalf of another person or entity, that is, or proposes to be, in competition with or acting against the interests of the Company, (i) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then Grantee shall forfeit the Cash Award.
     5. Other Terms and Conditions. The Committee shall have the discretion to determine such other terms and provisions hereof.
     6. Adjustments to Reflect Changes in Capital Structure; Cashouts. In the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, or other extraordinary corporate transaction, the Committee may, in such manner and to such extent (if any) as it deems appropriate and equitable, make provision for a cash payment or for the substitution of the Cash Award based upon the distribution or consideration payable to holders of Common Stock upon or in respect of such event.
     7. Applicable Law. The validity, construction, interpretation and enforceability of this Cash Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Cash Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Cash Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.
     8. Severability. The provisions of this Cash Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
     9. Waiver. The waiver by the Company of a breach of any provision of this Cash Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
     10. Binding Effect. The provisions of this Cash Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.
     11. No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or

Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.

GRANTEE	METHODE ELECTRONICS, INC.

By:

«Exec_First_» «Exec_Middle_» «Exec_Last_»	Its:

5